EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

                                 by and between

                  CommercialWare, Inc., a Delaware corporation,

                                       and

                 ASA International Ltd., a Delaware corporation

                            Dated as of March 3, 1999

                                TABLE OF CONTENTS

                                                                            PAGE



ARTICLE I....................................................................1
  PURCHASE AND SALE OF ASSETS................................................1
   SECTION 1.1   DEFINITION..................................................1
   SECTION 1.2   DESCRIPTION OF ASSETS TO BE ACQUIRED........................1
   SECTION 1.3   NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS..........2
   SECTION 1.4   EXCLUDED ASSETS.............................................2
   SECTION 1.5   CUSTOMER INTANGIBLES........................................2
ARTICLE II...................................................................3
  LIABILITIES OF SELLER......................................................3
   SECTION 2.1   ASSUMPTION OF LIABILITIES...................................3
   SECTION 2.2   LIABILITIES NOT ASSUMED.....................................3
ARTICLE III..................................................................3
  PURCHASE PRICE.............................................................3
   SECTION 3.1   CONSIDERATION...............................................3
   SECTION 3.2   PAYMENT OF PURCHASE PRICE...................................3
   SECTION 3.3   POST-CLOSING ADJUSTMENT TO PURCHASE PRICE...................4
   SECTION 3.4   SECURITY....................................................4
   SECTION 3.5   ALLOCATION OF PURCHASE PRICE................................4
ARTICLE IV...................................................................4
  REPRESENTATIONS AND WARRANTIES OF PURCHASER................................4
   SECTION 4.1   ORGANIZATION................................................4
   SECTION 4.2   AUTHORIZATION...............................................5
   SECTION 4.3   CAPITALIZATION OF PURCHASER.................................5
   SECTION 4.4   NO BREACH OR VIOLATION......................................5
   SECTION 4.5   BROKERS.....................................................5
   SECTION 4.6   LITIGATION..................................................5
ARTICLE V....................................................................6
  REPRESENTATIONS AND WARRANTIES OF SELLER...................................6
   SECTION 5.1   ORGANIZATION; GOOD STANDING; POWER..........................6
   SECTION 5.2   AUTHORIZATION OF SELLER.....................................6
   SECTION 5.3   FINANCIAL STATEMENTS........................................6
   SECTION 5.4   ABSENCE OF CERTAIN CHANGES AND EVENTS.......................6
   SECTION 5.5   UNDISCLOSED LIABILITIES.....................................7
   SECTION 5.6   ACCOUNTS RECEIVABLE.........................................7
   SECTION 5.7   INVENTORY...................................................7
   SECTION 5.8   TITLE TO ASSETS.............................................8
   SECTION 5.9.  TAXES.......................................................8
   SECTION 5.10  COMPLIANCE WITH LAWS........................................8
   SECTION 5.11  CONSENTS....................................................8
   SECTION 5.12  INTELLECTUAL PROPERTY.......................................9
   SECTION 5.13  CONTRACTS..................................................10
   SECTION 5.14  LITIGATION.................................................10
   SECTION 5.15  NO BREACH OR VIOLATION.....................................10
   SECTION 5.16  BROKERS....................................................11
   SECTION 5.17  ENVIRONMENTAL MATTERS......................................11
   SECTION 5.18  SUFFICIENCY OF ASSETS......................................11
   SECTION 5.19  PRODUCT WARRANTIES AND PRODUCT LIABILITY...................11
   SECTION 5.20  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.......................11
   SECTION 5.21  INSURANCE..................................................13
   SECTION 5.22  FULL DISCLOSURE............................................13
ARTICLE VI..................................................................13
  COVENANTS.................................................................13
   SECTION 6.1   MAINTENANCE OF BUSINESS....................................13
   SECTION 6.2   ACCESS TO INFORMATION......................................13
   SECTION 6.3   CONFIDENTIALITY............................................14
   SECTION 6.4   CONSENTS...................................................14
   SECTION 6.5   RECEIVABLES PAYMENTS.......................................14
   SECTION 6.6   NOTIFICATION OF CERTAIN MATTERS............................14
   SECTION 6.7   FURTHER ACTION.............................................14
   SECTION 6.8   COVENANTS AGAINST DISCLOSURE...............................15
   SECTION 6.9   USE OF NAME................................................15
   SECTION 6.10  MEDICAL AND DENTAL INSURANCE...............................15
ARTICLE VII.................................................................15
  CLOSING...................................................................15
   SECTION 7.1   TIME OF CLOSING............................................15
   SECTION 7.2   DELIVERIES BY SELLER.......................................15
   SECTION 7.3   DELIVERIES BY PURCHASER....................................16
   SECTION 7.4   FURTHER ASSURANCES.........................................16
ARTICLE VIII................................................................16
  CONDITIONS PRECEDENT TO OBLIGATIONS.......................................16
   SECTION 8.1   CONDITIONS TO OBLIGATIONS OF PURCHASER.....................16
   SECTION 8.2   CONDITIONS TO OBLIGATIONS OF SELLER........................17
ARTICLE IX..................................................................19
  INDEMNIFICATION...........................................................19
   SECTION 9.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
                  AND AGREEMENTS............................................19
   SECTION 9.2   INDEMNIFICATION............................................19
   SECTION 9.3   PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO
                  THIRD-PARTY CLAIMS........................................19
   SECTION 9.4   PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO
                  NON-THIRD PARTY CLAIMS....................................20
   SECTION 9.5   LIMITATIONS................................................20
   SECTION 9.6   SET-OFF AGAINST NOTE.......................................21
   SECTION 9.7   ARBITRATION................................................21
ARTICLE X...................................................................21
  RESTRICTIVE COVENANT......................................................21
   SECTION 10.1  SCOPE......................................................21
   SECTION 10.2  INJUNCTIVE RELIEF..........................................22
   SECTION 10.3  OTHER REMEDIES.............................................22
   SECTION 10.4  MODIFY.....................................................22
ARTICLE XI..................................................................22
  TERMINATION AND ABANDONMENT...............................................22
   SECTION 11.1  TERMINATION................................................22
   SECTION 11.2  PROCEDURE AND CONSEQUENCES OF TERMINATION..................23
ARTICLE XII.................................................................23
  MISCELLANEOUS PROVISIONS..................................................23
   SECTION 12.1  NOTICE.....................................................23
   SECTION 12.2  ENTIRE AGREEMENT...........................................23
   SECTION 12.3  BINDING EFFECT; ASSIGNMENT.................................24
   SECTION 12.4  EXPENSES OF TRANSACTION; TAXES.............................24
   SECTION 12.5  WAIVER; CONSENT............................................24
   SECTION 12.6  THIRD-PARTY BENEFICIARIES..................................24
   SECTION 12.7  COUNTERPARTS...............................................24
   SECTION 12.8  SEVERABILITY...............................................24
   SECTION 12.9  GOVERNING LAW..............................................24
   SECTION 12.10 ATTORNEYS' FEES............................................25
   SECTION 12.11 COOPERATION AND RECORDS RETENTION..........................25
   SECTION 12.12 ARBITRATION................................................25


EXHIBITS

     AA Purchaser's Amended and Restated Certificate of Incorporation

     A  Form of Shareholders Agreement

     BB Form of Junior Promissory Note

     B Form of Promissory Note

     C Form of Security Agreement

     D Bill of Sale

     E Opinion of Stroock & Stroock & Lavan LLP

     F Form of Assignment and Assumption Agreement

     G Opinion of Littman Krooks Roth & Ball, P.C.

     H Form of Sublease

SCHEDULES

     1.2(a) List of Equipment

     1.2(b) List of Inventory

     1.2(c) List of Contracts

     1.2(d) List of Intellectual Property

     1.2(e) List of Accounts Receivable

     2.1    Assumed Liabilities

     3.5    Purchase Price Allocation

     5      Disclosure Schedule

                            ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is dated as of March 3, 1999 by and between CommercialWare, Inc., a Delaware corporation ("Purchaser"), and ASA International Ltd., a Delaware corporation ("Seller").

          WHEREAS, Seller is engaged in, among other things, the business of designing, manufacturing, marketing, selling and servicing computer software systems for the catalogue direct marketing industry through the Seller's CommercialWare division (the "Business"); and

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser the Assets set forth on the Schedules described under
Section 1.1 below, upon the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

          SECTION 1.1 DEFINITION. The assets, properties, and rights to be conveyed, sold, transferred, assigned and delivered to Purchaser pursuant to
Section 1.2 are sometimes hereinafter collectively referred to as the "Assets."

          SECTION 1.2 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 7.1), Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all rights, title, and interest of Seller at the Time of Closing in and certain assets, properties, and rights of Seller which are used primarily in connection with the Business as set forth below (but excluding the "Excluded Assets," as such term is defined in Section 1.4 below):

          (a) All interests in machinery, equipment, instruments, computer hardware and software, tooling, hardware and software design libraries, designs, drawings, blueprint specification sheets, layouts, advertising and promotional materials, furniture, fixtures, supplies, repair and maintenance parts, demonstration units and other fixed assets, used primarily in connection with the Business and specifically listed on SCHEDULE 1.2(A) hereto;

          (b) All inventories of raw materials, works-in-process, component parts, finished goods and supplies, used primarily in connection with the Business and specifically listed on SCHEDULE 1.2(B) hereto (collectively, the "Inventory");

          (c) All claims and rights under those agreements, contracts, licenses, leases, franchises, instruments, documents, purchase and sale orders and other executory commitments related primarily to the Business and specifically listed on SCHEDULE 1.2(C) hereto (collectively, the "Contracts");

          (d) All trademarks, trademark rights, service marks, service mark rights, copyrights, trade names, trade name rights, fictitious business names, the rights to the name "CommercialWare" and all variants thereof, works of authorship, inventions, industrial models, industrial designs, utility models and certificates of invention, designs, emblems and logos, trade secrets, know-how, manufacturing formulae, technical information, mask work registrations, inventions, franchises, franchise rights, supplier lists together with the goodwill associated therewith and other proprietary rights used primarily in connection with the Business and specifically listed on SCHEDULE 1.2(D) hereto (collectively, the "Intellectual Property");

          (e) All accounts receivable of Seller related to the Business and specifically listed on SCHEDULE 1.2(E) hereto (collectively, the "Accounts Receivable");

          (f) Copies of books, sales invoices, purchase orders and all other records which relate to or document the Assets (the "Records"); and

          (g) All goodwill of the Business (the "Goodwill").

          SECTION 1.3 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof, provided, however, that in each such case, Seller shall use its reasonable commercial efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained by the Time of Closing, Seller shall cooperate with Purchaser in any arrangement designed for Purchaser to perform Seller's obligations with respect to such Asset after the Time of Closing and for Purchaser to receive the benefits under any such Asset after the Time of Closing, which arrangements may include enforcement, for the account and benefit of Purchaser of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of Seller to be at the direction and expense of Purchaser.

          SECTION 1.4 EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in this Agreement, the assets to be transferred to Purchaser pursuant to this Agreement shall not include any cash or marketable securities as of January 1, 1999, prepaid taxes or insurance policies, or the Customer Intangibles, as defined in Section 1.5 below (collectively, the "Excluded Assets").

          SECTION 1.5 CUSTOMER INTANGIBLES. Seller hereby grants to Purchaser an exclusive, royalty-free, and worldwide license and right to use the Customer Intangibles in the conduct of the Business, which rights may be sublicensed or transferred by Purchaser, for a period of ten (10) years beginning on the Time of Closing (the "License"). In exchange for such License, the Purchaser shall pay to the Seller a license fee of $300,000, payable $100,000 on each of the first three anniversaries of the time of Closing (the "License Fee"). During the term of the License, the Seller shall not use or grant to any other party the right to use the Customer Intangibles for any purpose which involves the marketing or sale of computer products or services for the catalogue direct marketing industry. At the end of the term of the License, the Purchaser shall have the right to acquire all of Seller's right, title and interest in and to the Customer Intangibles for a cash payment equal to the fair market value of the Customer Intangibles on such date, as determined by an appraiser selected by the Purchaser. For purposes of this Agreement, "Customer Intangibles" shall mean any and all information regarding the composition, with respect to the Business, of the customer market, market share, and any other value resulting from the future provision of goods or services pursuant to relationships with customers (contractual or otherwise) in the ordinary course of business, including but not limited to the customer list of the Business.

                                   ARTICLE II

                              LIABILITIES OF SELLER

          SECTION 2.1 ASSUMPTION OF LIABILITIES. Purchaser hereby agrees to assume, satisfy, or perform when due those current liabilities and obligations of Seller arising out of or related to the Business (except for liabilities to the Seller or its subsidiaries) which are listed on the Seller Financial Statements (as defined below) or on SCHEDULE 2.1 hereto, and (a) are or were incurred by the Business in the ordinary course of business or (b) arose under Contracts, including but not limited to all warranty, support and training obligations and other commitments to customers, vendors and employees of the Business (collectively, the "Assumed Liabilities").

          SECTION 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities, Purchaser shall not assume any liabilities, whether such liabilities are contingent or otherwise, of Seller in existence on or prior to the Time of Closing (collectively, the "Excluded Liabilities"). All Excluded Liabilities shall be retained and paid or discharged by the Seller when due. Specifically, but not by way of limitation, the Excluded Liabilities shall include any claims (i) of infringement of a third party's intellectual property or (ii) arising out of the employment of any individual by the Business (other than current liabilities incurred in the ordinary course of business such as for wages and benefits), in each case to the extent that such claims arise out of the Seller's operation of the Business prior to the Closing.

                                   ARTICLE III

                                 PURCHASE PRICE

          SECTION 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 3.2 to Seller.

          SECTION 3.2 PAYMENT OF PURCHASE PRICE.

          (a) The purchase price ("Purchase Price") to be paid or payable by Purchaser to Seller for the Assets shall consist of the following: (i) cash in the amount of Four Million Dollars ($4,000,000) to be paid at the Closing by certified check or wire transfer (the "Cash Portion of the Purchase Price"),
(ii) a promissory note in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Note"), (iii) a promissory note in the amount of Five Hundred Thousand Dollars ($500,000) (the "Junior Note"), (iv) 30,000 shares of the Purchaser's common stock, par value $.01 per share (the "Common Stock"), and
(v) one (1) share of the Purchaser's Series A Preferred Stock (the "Preferred Stock").

          (b) The Common Stock and Preferred Stock shall have rights and preferences as set forth in Purchaser's Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as EXHIBIT AA. The shares of Common Stock and Preferred Stock to be issued pursuant to clauses (iv) and (v) of the foregoing paragraph shall represent 10% of the issued and outstanding capital stock of Purchaser on a fully-diluted basis, in accordance with the shareholder agreement to be entered into by Purchaser, Seller and certain other parties in the form annexed hereto as EXHIBIT A (the "Shareholder Agreement"). The Junior Note shall be in the form annexed hereto as EXHIBIT BB, and the Note shall be in the form annexed hereto as EXHIBIT B. The principal amount of the
Note is subject to adjustment pursuant to Section 3.3 hereof.

          SECTION 3.3 POST-CLOSING ADJUSTMENT TO PURCHASE Price. As soon as possible after the Time of Closing but in no event later than thirty (30) calendar days thereafter, Purchaser shall prepare and deliver to Seller, at Purchaser's expense, audited financial statements for the Business for the year ended December 31, 1998 (the "Audited Financial Statements"). Such Audited Financial Statements shall be prepared in a manner consistent with the principles, practices and procedures used in the preparation of the Seller Financial Statements set forth in Section 5.3 below. The principal amount of the Note shall be reduced to the extent that such Audited Financial Statements require, in accordance with generally accepted accounting principles, a restatement of the Seller Financial Statements for the nine-months ended September 30, 1998, which restatement results in a material adverse change to such Seller Financial Statements; provided, however, that such adjustment shall first be subject to the limitation set forth in Section 9.5(a) hereof.

          SECTION 3.4 SECURITY. The Note and the License Fee shall be secured by a first lien and security interest in all of the Intellectual Property and any intellectual property hereafter developed or acquired by the Purchaser, pursuant to a Security Agreement in the form annexed hereto as EXHIBIT C.

          SECTION 3.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated by the parties following the Time of Closing in accordance with
SCHEDULE 3.5 hereto.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller that:

          SECTION 4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good corporate standing under the laws of the State of Delaware.

          SECTION 4.2 AUTHORIZATION. Purchaser has full power and authority to enter into this Agreement, the Note, the Security Agreement, the Shareholder Agreement (the Note, the Security Agreement and the Shareholder Agreement are referred to herein as the "Related Agreements"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Purchaser has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement, the Closing Documents (as defined below) and the Related Agreements, and each of this Agreement and the Related Agreements constitutes valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, by general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law, and except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

          SECTION 4.3 CAPITALIZATION OF PURCHASER. The authorized capital stock of Purchaser consists of 1,000,000 shares of Common Stock and 100 shares of Series A Preferred Stock, of which 290,722 shares of Common Stock and One (1) share of Series A Preferred Stock will be issued and outstanding immediately following the Time of Closing, and there are, and will be, immediately following the Time of Closing, no other shares of capital stock outstanding or any warrants, options or other rights to acquire capital stock of the Purchaser outstanding.

          SECTION 4.4 NO BREACH OR VIOLATION. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of, or constitute a default under, any provision of Purchaser's charter or bylaws, or any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Purchaser is a party or by which Purchaser or Purchaser's properties are bound; (ii) violate any judgment, order, permit, license, injunction, writ, decree or award of any court or any governmental or regulatory authority or administrative agency against, or binding upon, Purchaser or upon Purchaser's assets or properties; or
(iii) constitute a violation by Purchaser of any statute, law, rule, ordinance or regulation of any governmental or regulatory authority or administrative agency.

          SECTION 4.5 BROKERS. Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated by this Agreement.

          SECTION 4.6 LITIGATION. There are no claims, suits, actions or legal, administrative, arbitration or other proceedings or investigations pending or, to Purchaser's knowledge, threatened by, against or affecting Purchaser or any of Purchaser's properties or assets or against or affecting any of Purchaser's officers or directors, which could affect the ability or the right of Purchaser to complete the transactions contemplated by this Agreement or the Related Agreements or to fulfill Purchaser's obligations hereunder or thereunder.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in a letter specifically referring to this Article V (the "Disclosure Letter") delivered by Seller to Purchaser and attached hereto as SCHEDULE 5, Seller hereby represents and warrants to Purchaser that:

          SECTION 5.1 ORGANIZATION; GOOD STANDING; POWER. Seller is a corporation duly organized, validly existing and in good corporate standing under the laws the State of Delaware, and has the corporate power and authority to own, lease, and operate its properties and to carry on its businesses (including, without limitation, the Business) as the same are now being conducted. Seller is qualified as a foreign corporation and is in good corporate standing in such other jurisdictions, set forth in the Disclosure Letter, in which the conduct of its business or its ownership or leasing of its property requires such qualification, except where the failure to so qualify would not be materially adverse to the business of the Seller taken as a whole.

          SECTION 5.2 AUTHORIZATION OF SELLER. Seller has full corporate power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, the Related Agreements, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section
7.2 and 7.3 hereunder (the "Closing Documents") and the Related Agreements. Seller has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Related Agreements to which it is a party. This Agreement and the Related Agreements constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, by general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law, and except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

          SECTION 5.3 FINANCIAL STATEMENTS. The unaudited financial statements of the Business as of September 30, 1998 and December 31, 1998 provided to Purchaser (the "Seller Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Business as at the date thereof and the results of its operations and cash flows for the periods indicated, except that the financial statements are unaudited and are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

          SECTION 5.4 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since September 30, 1998, there has not been, with respect to the Business and the Assets:

          (a) Any event, including, without limitation, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a material adverse effect on the Assets;

          (b) Any, mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable;

          (c) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business;

          (d) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any material contract, agreement, license, or other instrument to which Seller is a party and relating to the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

          (e) Any labor disputes or disturbances materially affecting in an adverse manner the Business, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

          (f) Any increase in the compensation payable or to become payable by the Seller to any salaried employees of the Business, or in any insurance, pension, or other benefits plan, payment or arrangement made for, to or with any of such salaried employees, except in the ordinary course of business;

          (g) Any material contract or other agreement entered into or any material transaction affecting the Business consummated, except in the ordinary course of business; or

          (h) Any material adverse change in the financial condition or operation of the Business, or any other event or condition of any character which materially adversely affects the Assets or the Business.

          SECTION 5.5 UNDISCLOSED LIABILITIES. There are no material debts, liabilities or obligations, direct or indirect, with respect to the Business or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not specifically identified in the Seller Financial Statements, SCHEDULE 2.1 or the Disclosure Letter.

          SECTION 5.6 ACCOUNTS RECEIVABLE. The Accounts Receivable are valid, genuine and existing, arose or will arise in the ordinary course of business, and, to Seller's knowledge, are collectible at their recorded amounts (net of any reserves set forth in the Seller Financial Statements or the Disclosure Letter).

          SECTION 5.7 INVENTORY. The Inventory consists of items that are or upon delivery to Purchaser will be good and merchantable and to Seller's knowledge are saleable in the ordinary course of business, subject to any reserves set forth in the Seller Financial Statements or the Disclosure Letter.

          SECTION 5.8 TITLE TO ASSETS. Seller has good, valid and marketable title to the Assets, free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever except for liens for current taxes not delinquent, liens imposed by operation of law and liens incurred in the ordinary course of business, which in any case do not materially impair the Assets or detract from the Business.

          SECTION 5.9. TAXES. With respect to the Business, all taxes due or payable by Seller, and all interest and penalties thereon, other than taxes which are not yet due and payable or are being contested in good faith, have been paid in full.

          SECTION 5.10 COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Business where the failure to so comply could have a material adverse effect on the Business or the Assets.

          SECTION 5.11 CONSENTS. The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the Related Agreements by the Seller shall not (including the ability by Seller to transfer the Assets free and clear of all liens and encumbrances of any kind or nature whatsoever), require any consent approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other third party.

          SECTION 5.12 INTELLECTUAL PROPERTY.

          (a) SCHEDULE 1.2(D) sets forth a true and complete list of all items of Intellectual Property used primarily in the Business, and specifies, where applicable, the jurisdictions in which each such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The Business owns, or is licensed or otherwise possesses valid rights to use all items of Intellectual Property used in the Business. SCHEDULE 1.2(D) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Business is a party and pursuant to which the Business or any other person is authorized to use any Intellectual Property (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or trade secret of the Business (and, specifically designating the agreements pursuant to which any party is granted a source code license by the Business), and includes the identity of all parties thereto. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, will neither cause the Business to be in violation or default under any such license, sublicense or agreement, entitle any other party to any such license, sublicense or agreement nor cause the release of the source code form of any item of Intellectual Property to any third party.

          (b) Except as set forth in SCHEDULE 1.2(D), there are no outstanding options, licenses or agreements of any kind relating to any Intellectual Property held by any third party (other than End-User Licenses), nor is the Business bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trade secrets, know-how, processes, trademarks, service marks, trade names, copyrights, licenses, information, proprietary rights or other rights of any other person or entity.

          (c) Except with respect to the persons set forth in SCHEDULE 1.2(D), each item of such Intellectual Property has been created, conceived of, reduced to practice or developed by employees or contractors of the Business who have assigned their rights in such Intellectual Property to the Business. Except with respect to the persons set forth in SCHEDULE 1.2(D), the Business has taken what it believes to be reasonable actions to protect the confidentiality of the confidential Intellectual Property and the enforceability of any trade secrets with respect thereto, (the parties hereto agreeing that the failure of any of the Business's employees to sign confidentiality agreements is not an unreasonable action hereunder). In addition, the Business has taken steps reasonably calculated to protect the confidentiality of other Intellectual Property owned by the Business which are not generally available to the public or customers of the business (the parties hereto agreeing that the failure of any of the Business's employees to sign confidentiality agreements is not an unreasonable action hereunder). Except as disclosed in the Disclosure Letter, each employee of the Business has executed a proprietary information and inventions agreement and a nondisclosure agreement substantially in the Business's standard form.

          (d) SCHEDULE 1.2(D) identifies each license, sublicense, agreement, permission and right to use granted by a third party to the Business of any Intellectual Property, other than end-user licenses related to "off the shelf" commercial, business or engineering application software products not incorporated in any way in any product licensed, sold, developed or being developed by or for the Business ("THIRD PARTY Licenses"). The Seller has provided Purchaser with copies of all Third Party Licenses. Except as disclosed on SCHEDULE 1.2(D), the Business is not contractually liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other consideration for the use of any Intellectual Property.

          (e) To the Seller's knowledge, all computer software included in the Intellectual Property is year 2000 compliant (that is, (i) it is capable, to the extent called for, of correctly processing, providing and receiving data within and between the 20th and 21st centuries (including accounting for all required leap year calculations) and (ii) all date fields therein use four (4) digit year fields).

          (f) No claims with respect to the Intellectual Property have been asserted to the Business or are, to the Seller's knowledge, threatened by any person, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Business infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (ii) against the use by the Business of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Business as currently conducted, or (iii) challenging the ownership by the Business, validity or effectiveness of any of the Intellectual Property. All registered trademarks, service marks and copyrights held by the Business are valid and subsisting. To the Seller's knowledge, the Business as currently conducted has not and does not infringe on any proprietary right of any third party. To the Seller's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of the Business. No Intellectual Property or product of the Business is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Business.

          SECTION 5.13 CONTRACTS. Seller has performed all of its obligations under the terms of each contract listed on SCHEDULE 1.2(C) to which it is a party, and is not in default thereunder where such default could have a material adverse impact on the Business or the Assets.

          SECTION 5.14 LITIGATION. There are no claims, suits, actions, or legal, administrative, arbitration or other proceedings or investigations pending or, to Seller's knowledge, threatened against or affecting Seller relating to the Business or involving the Assets, or which could affect the ability or the right of Seller to complete the transactions contemplated by this Agreement or the Related Agreements or to fulfill its obligations hereunder or thereunder.

          SECTION 5.15 NO BREACH OR VIOLATION. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of, or constitute a default under, any provision of Seller's charter or bylaws, or any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Seller is a party or by which it or the Assets are bound; (ii) violate any judgment, order, permit, license, injunction, writ, decree or award of any court or any governmental or regulatory authority or administrative agency against, or binding upon, Seller or the Assets; or (iii) constitute a violation by Seller of any statute, law, rule, ordinance or regulation of any governmental or regulatory authority or administrative agency.

          SECTION 5.16 BROKERS. The Seller has not incurred any liability to any broker or finder for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated by this Agreement.

          SECTION 5.17 ENVIRONMENTAL MATTERS. With respect to the operation of the Business, Seller, to its knowledge: (i) has obtained all applicable permits, licenses and other authorizations which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Seller; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulations, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and
(iii) has no knowledge of any contaminated soil or groundwater at any of the properties owned or operated, leased or previously owned or leased by Seller and used in the Business.

          SECTION 5.18 SUFFICIENCY OF ASSETS. The Assets (excluding the Excluded Assets) include all the assets necessary to operate the Business in the same manner as the Business was operated by Seller prior to the Closing.

          SECTION 5.19 PRODUCT WARRANTIES AND PRODUCT Liability. Seller has delivered to Purchaser copies of its warranty policies relating to any of Seller's products related to the Business other than warranties or guarantees implied by law. With respect to the Business, Seller is not aware of any claim asserting (a) any damage, loss or injury caused by any product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business except for those claims that, if adversely determined against the Business, would not have a material adverse change on the results of operations or financial condition of the Business.

          SECTION 5.20 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

          (a) The Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, for the benefit of, or relating, to, any employee of the Business, (together, the "Employee Plans"), and a copy of each such Employee Plan has been provided to Purchaser.

          (b) (i) There has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Seller;
(ii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto, and the Seller has performed all material obligations required to be performed by it under, and is not in any material respect in default under or violation of, any of the Employee Plans.

          (c) The Seller does not have any stated plan or commitment to establish any new Employee Plan or modify any Employee Plan (except to the extent required by law or to conform any such Employee Plan to the requirements of any applicable law, or as required by this Agreement). Each such Employee Plan which is intended to qualify under Section 401(a) of the Code, has received (or an application has been filed to receive) a favorable determination letter from the Internal Revenue Service with respect to such qualification. To the Seller's knowledge, nothing has occurred since the date of the most recent such determination letter that would cause such Employee Plan to lose its ability to rely on such determination letter.

          (d) No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by statute.

          (e) Except as set forth in the Disclosure Letter, the Business does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). A list of all employees, officers and consultants of the Business and their current compensation (including salary, bonus or commission arrangements or other contingencies) has previously been delivered to Purchaser. To the knowledge of the Seller, no employee or consultant of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Company to any liability.

          (f) Except as set forth in the Disclosure Letter, the Seller, to the extent it relates to the Business, (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration or other laws governing the employment of foreign nationals, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (g) To the extent it relates to the Business (i) no work stoppage or labor strike against the Seller is pending or, to the knowledge of the Seller, threatened; (ii) the Seller is not involved in or, to the knowledge of the Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Seller; (iii) the Seller, to its knowledge, has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Seller; and (iv) the Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Seller.

          SECTION 5.21 INSURANCE. The Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Business.

          SECTION 5.22 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are to the best of Seller's knowledge true, complete and authentic. The information furnished by or on behalf of Seller to Purchaser in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

                                   ARTICLE VI

                                    COVENANTS

          SECTION 6.1 MAINTENANCE OF BUSINESS. During the period from the date hereof through the Time of Closing, Seller shall, with respect to the Business,
(i) not make or grant any increases in salary or other compensation or bonuses to employees or terminate any employee (other than in the ordinary course of business and consistent with past practice), (ii) maintain its employee work force substantially at its present level and not make any adjustment in wages or hours of work or enter into any union contract or adopt any new pension, welfare, benefit or severance plan, other than such adjustments or plans which apply to the Seller's employees generally, (iii) not make any disposition(s), license(s) or acquisition(s) of rights, assets or properties other than in the ordinary course of business and consistent with past practice, (iv) not make any material capital expenditures (v) not enter into any material agreement(s) or transaction(s), other than in the ordinary course of business and consistent with past practice, without the prior written consent of the Purchaser, (vi) not enter into any agreement(s) or transaction(s) with any person or entity who or which is a stockholder, director, officer, associate or an affiliate of the Seller, (vii) use its reasonable commercial efforts to preserve intact its business organization and the goodwill of those persons/entities having business relationships with it, and (viii) operate the Business in the ordinary course and consistent with past practice, and (ix) provide cash necessary to operate the Business until the Time of Closing; provided, however, that (A) any cash available to the Business as of January 1, 1999 shall be an Excluded Asset as set forth in Section 1.4 hereof, and (B) the Purchaser shall, at the Time of Closing, repay to the Seller by certified check or wire transfer, any net cash advanced to the Business by the Seller after January 1, 1999 (the "Operating Cash").

          SECTION 6.2 ACCESS TO INFORMATION. The Seller shall grant to the Purchaser and its representatives access during business hours to all of its books and records, properties and other assets relating to the Assets and/or the Business. It is understood that all such reviews made by the Purchaser and its representatives shall be conducted in such manner so as not to interfere unduly with the operation of the Business. In connection with such review, the Purchaser and its representatives shall, with the Seller's prior consent (which consent shall not be unreasonably withheld or delayed), be permitted to contact and communicate with customers, employees, distributors and suppliers of the Business, provided that the Purchaser shall inform such parties that it is contacting them to evaluate a possible transaction with the Seller.

          SECTION 6.3 CONFIDENTIALITY. Any and all information, correspondence, financial statements, records and other documents transmitted or communicated by the Seller to the Purchaser shall be received and treated in secrecy and confidence, and shall not be used by the receiving party, or disclosed by the receiving party to any person or firm, without the prior express written consent of the disclosing party, except to its employees, agents and representatives involved in the transactions contemplated by this Agreement, which persons shall be advised by the Purchaser of the foregoing obligations of confidentiality. If the Closing does not occur, or at any time upon the request of the Seller, the Purchaser agrees to return any and all copies of written materials received by it from the Seller or its agents. The terms of this Section 6.3 shall survive the termination of this Agreement.

          SECTION 6.4 CONSENTS. Each of Seller and Purchaser shall use its reasonable commercial efforts to obtain all consents of and authorizations by third parties which may be required for the consummation of the transactions contemplated hereby and to make all filings with and give all notices to third parties that may be necessary or required in order to consummate the sale of the Assets, and shall take additional actions as the other party may reasonably request to cooperate so that the transactions contemplated by this Agreement may be expeditiously consummated.

          SECTION 6.5 ACCOUNTS RECEIVABLE PAYMENTS. From and after the Time of Closing, the Seller shall provide to the Purchaser all the cooperation which the Purchaser may reasonably request in connection with the collection of the Accounts Receivable by the Purchaser.

          SECTION 6.6 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of Purchaser or Seller, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.7 FURTHER ACTION. Upon the terms and subject to the conditions hereto, each of the parties hereto shall use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

          SECTION 6.8 COVENANTS AGAINST DISCLOSURE. Except as required by law, no party shall disseminate (except to the parties to this Agreement and their respective officers, directors and advisors) any press release or announcement concerning the transactions contemplated by this Agreement or the Related Agreements or the parties hereto or thereto without the prior written consent of Seller and Purchaser, which consent shall not be unreasonably withheld or delayed.

          SECTION 6.9 USE OF NAME. Purchaser shall promptly following the Time of Closing cease using the name ASA International Ltd. or any variant thereof or reference thereto in its conduct of the Business.

          SECTION 6.10 MEDICAL AND DENTAL INSURANCE. Seller shall maintain through March 14, 1999 the medical and dental insurance that is offered at the Time of Closing to employees of Seller employed in connection with the Business, and Purchaser shall promptly reimburse Seller for any fees and related costs incurred by Seller in connection with maintaining such coverage following the Time of Closing. On or before March 15, 1999, Purchaser shall have in place and shall provide to the employees of the Business adequate replacement heath and dental coverage.

                                   ARTICLE VII

                                     CLOSING

          SECTION 7.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed on March 3, 1999 (the "Time of Closing"), and shall be effective as of January 1, 1999, unless otherwise agreed to in writing by Purchaser and Seller. The Closing shall take place at the offices of Stroock & Stroock & Lavan LLP, 100 Federal Street, Boston, Massachusetts 02110, or at such other place or date as may be agreed to in writing by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          SECTION 7.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets in the form attached hereto as EXHIBIT D, selling, delivery, transferring, and assigning to Purchaser an undivided interest in all of all of Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          (b) An opinion of Stroock & Stroock & Lavan LLP, counsel to Seller, dated the date of the Closing, in the form attached hereto as EXHIBIT E.

          (c) The Related Agreements.

          (d) Valid assignments for all Contracts and other third party consents which may be required for the consummation of the transactions contemplated hereby.

          (e) The Sublease described in Section 8.1(f) hereof.

          (f) The certificate described in Section 8.1(i) hereof.

          SECTION 7.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, all duly and properly executed, the following:

          (a) The Cash Portion of the Purchase Price.

          (b) The Related Agreements.

          (c) An opinion of Littman Krooks Roth & Ball, P.C., counsel to Purchaser, dated the date of the Closing, in the form attached hereto as EXHIBIT G.

          (d) The Assignment and Assumption Agreement in the form annexed hereto as EXHIBIT F and any third party consents which may be required for the consummation of the transactions contemplated hereby.

          (e) The certificates described in Section 8.2(i) hereof.

          (f) The Sublease.

          (g) The Operating Cash described in Section 6.1 hereof.

          SECTION 7.4 FURTHER ASSURANCES. At or after the Time of Closing, each party shall each prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement or the Related Agreements.

                                  ARTICLE VIII

                       CONDITIONS PRECEDENT TO OBLIGATIONS

          SECTION 8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing, of the following conditions (unless waived in writing by Purchaser):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article V of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Seller, shall have been fully performed and compiled within all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with
Section 7.2 hereof.

          (c) CONSENTS. All necessary agreements and consents of any parties to any Contracts which are material to the Business and all other necessary governmental and other consents which in the reasonable judgment of the Purchaser are necessary in order to consummate the transactions contemplated hereby, shall have been obtained, and true and complete copies thereof shall have been delivered to the Purchaser.

          (d) ABSENCE OF LITIGATION. No material action, suit or proceeding before any court or any governmental body or authority against the Seller or the Assets, or pertaining to the transactions contemplated hereby, shall have instituted on or before the Time of Closing.

          (e) EXECUTION OF RELATED AGREEMENTS. Purchaser shall have received fully executed copies of the Related Agreements.

          (f) EXECUTION OF SUBLEASE. Purchaser shall have received fully executed copies of the Sublease, in the form annexed hereto as EXHIBIT H, pursuant to which the Purchaser shall agree to sublease premises at 10 Speen Street, Framingham, Massachusetts, from the Seller (the "Sublease").

          (g) EMPLOYMENT AGREEMENT. Purchaser shall have received fully executed copies of an employment agreement between Purchaser and Donald Askin ("Askin") on terms acceptable to Purchaser; provided, however, that in the event Askin does not enter into such an agreement, Purchaser shall waive this condition in exchange for Seller's agreement to pay the cost of an executive recruiter to hire a replacement of Askin.

          (h) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, prospects, operations or condition (financial or otherwise) of the Business ("Adverse Changes") from September 30, 1998, except such Adverse Changes which result from (i) the termination of Askin's employment or (ii) as result of Seller entering into this Agreement or the letter of intent between Spencer Trask & Co. and Seller dated as of November 10, 1998 (the "Letter of Intent").

          (i) CERTIFICATE OF PRESIDENT. Seller shall have delivered to Purchaser a certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a)-(h) of this Section 8.1 have been satisfied.

          (j) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser and under this Agreement shall be satisfactory to Purchaser and its counsel.

          SECTION 8.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article IV of this Agreement shall have been true and correct in all material respects when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Purchaser, shall have been fully performed and compiled within all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with
Section 7.3 hereof.

          (c) CONSENTS. All necessary agreements and consents of any parties to any Contracts which are material to the Business and all other necessary governmental and other consents which in the reasonable judgment of the Seller are necessary in order to consummate the transactions completed hereby, shall have been obtained and true and complete copies thereof shall have been delivered to the Seller.

          (d) ABSENCE OF LITIGATION. No material action, suit or proceeding before any court or any governmental body or authority against the Purchaser or Seller, the Assets, or pertaining to the transactions contemplated hereby, shall have instituted on or before the Time of Closing.

          (e) EXECUTION OF RELATED AGREEMENTS. Purchaser shall have fully executed and delivered copies of the Related Agreements to which Purchaser is a party.

          (f) EXECUTION OF SUBLEASE. Seller shall have received fully executed copies of the Sublease.

          (g) CAPITALIZATION OF PURCHASER. Purchaser shall have received cash of at least Four Million Dollars ($4,000,000) in exchange for a combination of subordinated notes and ninety percent (90%) of the outstanding capital stock of the Purchaser on a fully-diluted basis.

          (h) EMPLOYMENT OFFERS. Purchaser shall have offered employment to all of those employees of Seller employed in connection with the Business with at least the same compensation and providing comparable benefits (including but not limited to health, welfare, pension, vacation, savings and severance benefits) as currently received by such employees, such offers of employment to be contingent on the Closing. Such offers of employment shall recognize all service with the Seller prior to the Time of Closing for purposes of eligibility and vesting under any employee pension or benefit plan maintained or established by Purchaser, and shall provide such employees full credit for any accrued but unused vacation or other benefits. The Purchaser shall have reserved shares to be issued under an employee stock option plan for issuance to certain of the employees of Seller that become employees of Purchaser after the Closing.

          (i) CERTIFICATE OF AUTHORIZED OFFICER. Purchaser shall have delivered to Seller a certificate executed by an authorized officer of Purchaser, dated the date of the Closing, to the effect that the conditions set forth in subsections (a)-(h) of this Section 8.2, have been satisfied.

          (j) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and its counsel.

                                   ARTICLE IX

                                 INDEMNIFICATION

          SECTION 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

          (a) The representations and warranties of Seller set forth in Section
5.17 hereof shall survive for the applicable statute of limitations period; the representations and warranties of the Seller set forth in Section 5.8 hereof shall survive indefinitely; and all other representations and warranties and covenants of each party to this Agreement shall survive until the second anniversary of the Closing.

          (b) As used in this Article IX, any reference to a representation, warranty, or covenant contained in any, section of this Agreement shall include the Schedules, Exhibits and disclosure in the Disclosure Letter .

          SECTION 9.2 INDEMNIFICATION. The Seller hereby agrees to indemnify, defend and hold harmless Purchaser and each of its officers, directors, employees, stockholders and other affiliates ("Affiliates") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser and each of its Affiliates, directly or indirectly, as a result of or arising, from or in connection with any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall also be referred to as "Identifiable Claims"), including, without limitation, liability for an Excluded Liability which is imposed upon Purchaser as transferee of the Assets.

          SECTION 9.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

          (a) If Purchaser determines to seek indemnification under this Article IX with respect to the existence of a claim giving rise to Damages resulting from the assertion of liability by third parties, Purchaser shall give notice to Seller within 60 days of Purchaser becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to Purchaser. In case any such liability is asserted against Purchaser, and Purchaser notifies Seller thereof, Seller will be entitled, if it so elects by written notice delivered to Purchaser within 15 days after receiving Purchaser's notice, to assume the defense thereof with counsel satisfactory to Purchaser. Notwithstanding the foregoing, (i) Purchaser shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Purchaser unless Purchaser shall reasonably determine that there is a conflict of interest between Purchaser, and Seller with respect to such Identifiable Claim or there are or may be legal defenses available to Purchaser, which are different from or additional to those available to Seller or a difference of position or potential difference of position exists between Seller and Purchaser, that would make such separate representation advisable in the reasonable opinion of counsel to Purchaser, in which case the fees and expenses of such counsel will be borne by Seller, (ii) Purchaser shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and
(iii) the rights of Purchaser to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Seller is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that Seller, within 15 days after receipt of the aforesaid notice of an Identifiable Claim, falls to assume the defense of Purchaser against such Identifiable Claim, Purchaser shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Seller.

          (c) Notwithstanding anything in this Article IX to the contrary, Purchaser shall have the right to participate in such defense, compromise, or settlement and Seller shall not, without Purchaser's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any document in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser a release from all liability in respect of such Identifiable Claim.

          SECTION 9.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that Purchaser asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Seller. Such written notice shall state that it is being given pursuant to this Section 9.4, specify the nature and amount of the claim asserted. If Seller, within thirty
(30) days after the mailing of notice by Purchaser, shall not give written notice to Purchaser announcing its intent to contest such assertion of Purchaser, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Seller contests the assertion of a claim by giving such written notice to Purchaser within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including reasonable attorneys' fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after such notice.

          SECTION 9.5 LIMITATIONS. Notwithstanding anything else in this Agreement, except as provided herein:

          (a) There shall be no liability to Seller or any Affiliate from indemnification under this Article IX until the total of all claimed losses exceeds One Hundred Thousand Dollars ($100,000), in which case all claimed losses in the aggregate in excess of One Hundred Thousand Dollars ($100,000) shall be recoverable;

          (b) No claim for indemnification may be made by Purchaser more than two (2) years following the Time of Closing; provided, however, that (i) claims related to an alleged breach of the representations and warranties of Seller set forth in SECTION 5.17 may be made during the applicable statute of limitations period, and (ii) claims related to an alleged breach of the representations and warranties of Seller set forth in SECTION 5.8 may be made at any time;

          (c) The maximum amount for which Seller shall indemnify Purchaser pursuant to this Article IX shall be Three Million Dollars ($3,000,000); provided, however, that such limitation shall not apply to claims based upon an alleged breach by Seller of (i) its obligation to pay the Excluded Liabilities,
(ii) the representations and warranties of Seller set forth in Section 5.12 hereof, or (iii) Seller's obligations pursuant to Article X hereof; and

          (d) If the Purchaser is covered by insurance for Damages that are subject of indemnification, the Purchaser shall recover only an amount equal to its Damages, net of any insurance proceeds or other recoveries received by Purchaser with regard thereto.

          SECTION 9.6 SET-OFF AGAINST NOTE OR LICENSE FEE. Any amount to which Purchaser shall become entitled pursuant to the provisions of this Article IX shall be paid, to the extent possible, as an offset to any unpaid principal or interest outstanding on the Note or any unpaid portion of the License Fee.

          SECTION 9.7 ARBITRATION. Any dispute arising under this Article IX shall be resolved by arbitration pursuant to the provisions of Section 12.12 herein.

                                    ARTICLE X

                              RESTRICTIVE COVENANT

          SECTION 10.1 SCOPE. Seller agrees that for a period of three (3) years from the Time of Closing, Seller shall not directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than five percent (5%) interest in any firm, corporation, partnership, trust, association, or other organization which is engaged in the design, development, production, marketing or sale of computer products or services for the catalogue direct marketing industry. In addition, Seller agrees that it will not, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Business. Seller also agrees that it shall not, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Business' activities including, without limitation, the solicitation of Business' customers, employees, or agents. The restrictive covenant described in this Article X is intended to apply throughout the world.

          SECTION 10.2 INJUNCTIVE RELIEF. Seller acknowledges that the restrictions contained in Section 10.1, in view of the nature of the business in which Purchaser is engaged, are reasonable and necessary in order to protect the legitimate interests of Purchaser, and that any violation thereof could result in irreparable injuries to Purchaser. Seller acknowledges that, in the event of a breach or threatened breach of the restrictions of Section 10.1, Purchaser shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Seller from any violation of the foregoing.

          SECTION 10.3 OTHER REMEDIES. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies available for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Seller.

          SECTION 10.4 MODIFY Seller acknowledges its intention that Purchaser shall have the broadest possible protection of the value of the business of Purchaser in the trade area set forth above consistent with public policy, and it will not violate the intent of the parties if any court of competent jurisdiction should determine, in an appropriate decree, that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant.

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT

          SECTION 11.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time notwithstanding board or stockholder approval, but not later than the Time of Closing:

          (a) at any time by the written agreement of the Seller and the Purchaser;

          (b) by Purchaser or Seller, if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement and the breaching party fails to cure within five (5) business days after notice thereof is given;

          (c) by Purchaser or Seller, if any permanent injunction or other order of a court or other competent authority preventing the sale of Assets shall have become final and nonappealable or, in Purchaser's or Seller's reasonable good faith judgment, shall render unlikely within a reasonable period of time the consummation of the sale of Assets on the terms contemplated hereby;

          (d) by Purchaser or Seller, if any governmental or administrative agency shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing, the consummation of the sale of Assets or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against Purchaser or Seller, of substantial damages if the sale of Assets is consummated, (ii) prohibit Purchaser's ownership or operation of all or a material portion of the Business as a result of the sale of Assets, (iii) materially limit or restrict Purchaser's conduct or operation of the Business after the Time of Closing, or (iv) render Purchaser or Seller unable to consummate the sale of Assets. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted; or

          (e) by Purchaser or Seller if, on or before February 25, 1999 the condition set forth in Section 8.2(g) has not been satisfied.

          SECTION 11.2 PROCEDURE AND CONSEQUENCES OF Termination. In the event of termination pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, neither party hereto shall have any further obligation or liability to the other party, except as that (i) the provisions of Section 6.3 and Section 12.4 hereof shall survive such termination; and (ii) in the event of a termination pursuant to Section 10.1(b), the non-breaching party shall be entitled to recover its actual out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement from the breaching party.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          SECTION 12.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below, or at such other address that they designate by notice to all other parties in accordance with this Section 12.1. Any party delivering notice to Purchaser shall deliver a copy to 535 Madison Avenue, 18th Floor, New York, New York 10022, Attention: President, and Littman Krooks Roth & Ball, P.C., Third Avenue, New York, New York 10017, Attention: Bruno Dov Lerer, Esq. Any party delivering notice to Seller shall deliver a copy to: 10 Speen Street, Framingham, Massachusetts 01701, Attention: President, and Stroock & Stroock Lavan LLP, 100 Federal Street, 33rd Floor, Boston, Massachusetts 02110,
Attention: Paul D. Broude, Esq. All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier, and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          SECTION 12.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, including but not limited to the Letter of Intent.

          SECTION 12.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, the Purchaser, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties hereto.

          SECTION 12.4 EXPENSES OF TRANSACTION; TAXES. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of the purchase and sale of the Assets.

          SECTION 12.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any, other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          SECTION 12.6 THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          SECTION 12.7 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          SECTION 12.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          SECTION 12.9 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York without regard to its conflict of laws provisions. Subject to the provisions of
Section 12.12 hereof, any suit or action arising in connection herewith shall be exclusively brought in the federal or state courts located in New York County, New York.

          SECTION 12.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

          SECTION 12.11 COOPERATION AND RECORDS RETENTION. Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

          SECTION 12.12. ARBITRATION. The parties hereby covenant, stipulate and agree that any controversy or claim arising out of, or relating to this Agreement, or breach thereof, shall be settled by binding expedited arbitration in accordance with the Commercial Arbitration Rules, before a single arbitrator of the American Arbitration Association in New York City, New York. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    SELLER:



                                    By: /s/ Terrence McCarthy
                                        ---------------------------------
                                    Title:  Vice President and Treasurer


                                    PURCHASER:


                                    By: /s/ Donald Askin
                                       ----------------------------
                                    Title: Chief Operating Officer